Exhibit 10.11

MIRC, Dublin Road

Athlone

Co. Westmeath, Ireland

Tel: + 353 (0)90 6486834

Fax: + 353 (0)90 6486835

www. innocoll-pharma.com

Gordon Dunn

111 Abingdon Road

London W8 6QU

1 June, 2013

Dear Mr. Dunn,

On behalf of Innocoll Pharmaceuticals Ltd (the “Company”), I am very pleased to confirm your employment by the Company. Your employment will be subject to the terms and conditions set out in this letter.

1.	Definitions

For the purpose of this letter, the following terms shall have the meanings as set forth below:-

(a)	“Affiliate”, of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person including without limitation any direct or indirect Subsidiary of such Person and shall, in relation to the Company include, without limitation, Innocoll GmbH, the parent company, Innocoll Inc. (a US corporation), Syntacoll GmbH (a German corporation) and and Innocoll Technologies Ltd. (an Irish corporation);

(b)	“Company’s Business”:-

(i)	the business of development and commercialisation of products based on the Company’s proprietary collagen based drug delivery technologies,

including, without limitation, proprietary collagen products that are administered by implantation, topically, bucally, orally or intra-ocularly; and

(ii)	such other business or enterprise conducted by the Company during the term of your employment; and

(iii)	any other business or enterprise conducted by any Affiliate of the Company during the term of your employment.

(c)	“Person”, means an individual, a company, a corporation, a partnership, an association, a trust or other entity or organisation;

(d)	“Restrictive Period”, means the period of your employment plus the 12-month period immediately following the Termination Date provided, however, that such latter period shall be reduced by the duration of any Garden Leave Period as defined in Clause 14;

(e)	“Subsidiary”, shall have the meaning assigned in Section 258 of the Companies Act 1985;

(f)	“Termination Date”, means the date on which you cease, for any reason whatsoever, to be employed by the Company or any of its Affiliates.

2.	Commencement Date

Your employment will commence as of 1 June, 2013, (the “Commencement Date”) which is also the commencement date for the purpose of calculating your period of continuous employment for statutory purpose. No employment with a previous employer counts as part of your period of continuous employment with the Company.

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3.	Job Title/Duties

You will be appointed as Chief Financial Officer of the Company and all the Affiliates. You will report to the CEO.

During your employment you will:-

(a)	exercise such powers and perform such duties in relation to the business of the Company or any Affiliate as may from time to time be vested in you by the Company at its discretion; and

(b)	well and faithfully serve the Company and/or any Affiliate to the best of your ability and carry out your duties in a proper and efficient manner and use your best endeavours to promote and maintain their interests and reputation.

The Company acknowledges that during the term of your employment hereunder you will remain a portfolio manager at NewSmith Asset Management LLP (“NewSmith”). You undertake that you will at all times prioritize your commitments to the Company and that you anticipate that no more than 10% of your working time in any one month period will be dedicated to NewSmith. Subject to the foregoing, you shall not while employed by the Company or any Affiliate under the terms of this letter without the prior written consent of the Company, be directly or indirectly engaged, concerned or interested in any business, profession or occupation other than the Company or that Affiliate,.

You shall not while employed by the Company engage in any activity or have any interest during or outside working hours which may affect your ability to perform your duties under this letter or may constitute a conflict of interest with your employment under this letter or the Company’s Business generally.

4.	Term

Your employment will commence on the Commencement Date and continue until terminated in accordance with the provisions of this letter.

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5.	Salary

Your salary will be Pounds Sterling 200,000 per annum. Your salary will be reviewed annually in accordance with the Company’s review policy thereafter.

Your salary will be paid to you monthly in arrears on the last working day of each month by credit transfer directly to your bank account. The Company will to the extent permitted by law be entitled to deduct from your salary all sums from time to time owed by you to the Company or any Affiliate, and by your execution of this letter agreement you consent to the deduction of such sums.

Subject to any alternative arrangement which may be agreed, the Company will withhold all relevant taxes from your gross pay and remit those amounts to the proper revenue authorities

6.	Bonus, Incentive Plan

6.1   You will be eligible to participate in such bonus scheme as the Company may implement from time to time for employees at your level which will be based on the achievement of individual goals and objectives and the performance of the Company. The terms and conditions of such scheme will be determined by the Company in its absolute discretion and such scheme may be amended or terminated by the Company at any time.

6.2    You will participate in any long term incentive or equity based plan which may be implemented by the Company or its Affiliates. The Company will use its best efforts to set your participation level of such plan at approximately 50% of the CEO level, subject to board and shareholder approval.

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7.	Location

You will work in the UK at NewSmith offices in London, at no charge to the Company. In the event that the NewSmith offices are not available, the Company will arrange for suitable office space in London. Your work may also include short-term periods in the USA and at the Company’s facilities in Athlone, Ireland and Saal, Germany at such other locations as may be necessary to fulfil your job responsibilities under this letter or as may be required by the Company. You acknowledge and agree to travel as required to perform your duties and responsibilities under this Agreement to or on behalf of the Company or any of its Affiliates.

8.	Office Hours

You agree with the Company that you do not have fixed hours of work and that your working hours shall be such as may be requisite for the proper discharge of your duties provided that your working week shall normally be five working days comprising not less than 40 hours. You will not receive additional compensation for working outside your normal working week.

9.	Expenses

All properly vouched and authorised expenses incurred by you on Company business will be reimbursed by the Company provided you comply with the company’s Expenses Policy.

10.	Holidays

The holiday year runs from 1 January to 31 December. You will be entitled to 30 working days holidays exclusive of all UK public holidays. Your holidays are to be taken at such time or times that the Company considers to be most convenient having regard to the requirements of your position. You will be paid at your normal rate of remuneration on the usual days of payment during each period in which any paid holiday is taken and no separate payment of holiday pay will be made. Holidays from the previous year may not be carried over to the following year save with the Company’s consent. For the year in which you commence employment you will be

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entitled to a proportionate number of holiday days. Upon termination of your employment you will be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your proportionate holiday entitlement.

11.	Benefits

13.1    Any payment for sick leave is entirely at the discretion of the Company, provided you comply with the Company’s sickness absence rules for the time being in force the Company will pay any statutory sick pay to which you may be entitled.

13.2    You will be entitled to participate in the Company’s health insurance scheme, subject to the terms and conditions of that scheme, provided that such scheme shall provide coverage for you and your family on terms at least as favourable as your current scheme provided by NewSmith.

14.	Mobile Telephone and Laptop

14.1    The Company shall make a mobile phone available to you for your use in performing your duties. The Company shall permit you to use it for your private use. The Company shall bear all the costs but only a reasonable number and cost of calls during private use.

14.3    The Company shall make a laptop computer and peripherals (i.e. printer, telephone) available to you for use in performing your duties. Use of the laptop computer will be in accordance with the Company’s internet and email policy.

15	Termination with Notice

Your employment hereunder may be terminated at any time by one party giving the other at least six months’ notice in writing.

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The Company reserves the right to pay you in lieu of notice the amount of your entitlement to salary in respect of such notice period.

The Company may by notice in writing require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you in connection with your employment and/or to cease attending at the Company’s offices during such period and/or to complete specifically assigned projects during such period and/or to cease contact with customers and other employees. Any such period will be referred to as a “Garden Leave Period”. During a Garden Leave Period, you will remain subject to the provisions of this letter agreement and will continue to receive your normal remuneration. However, subject to the provisions of Clause 22, you will be free to seek new employment to commence following the termination of the Garden Leave Period.

16	Termination without Notice

Your employment may be terminated without prior notice if at any time hereafter;

(a)	you are guilty of any material breach or non-observance of the provisions contained in this letter;

(b)	you are guilty of any grave misconduct, gross default or wilful neglect in the discharge of your duties hereunder or in connection with or affecting the business of the Company;

(c)	you commit any serious act of dishonesty or repeated acts of dishonesty;

(d)	you are adjudicated bankrupt or make any arrangement or composition with your creditors;

(e)	you commit a material breach of the Company’s policy in relation to e-mail and internet use;

(f)	you become of unsound mind; or

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(g)	you are convicted of any indictable offence other than an offence which in the opinion of the Company does not affect your position with the Company.

17	Illness

If you are absent from work due to illness or accident you will notify your manager as soon as possible. If this incapacity continues for five or more consecutive days you will submit a doctor’s certificate in a form satisfactory to the Company confirming your inability to work and on a weekly basis thereafter while you are absent from work.

In the event of your absence from work or inability to perform the duties of your position due to illness or accident, the Company reserves the right to refer you for medical examination to a medical practitioner nominated and paid for by the Company. The Company shall be entitled to receive the results of any such medical examination.

In the event that you are incapable of performing your duties by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made to you by the Company under any sick pay scheme will be repaid when and to the extent that you recover compensation for loss of earnings from that third party by action or otherwise.

If you are at any time prevented by illness, injury, accident or any other circumstances beyond your control from discharging all your duties hereunder for a total of 180 or more days in any twelve-month period, the Company may review your employment upon service of such minimum notice as is required under statute.

18	Resignation of Company Offices/Return of Company Property

On termination of your employment, you will return to the Company all items of property in your possession which are the property of the Company including, but not limited to, all correspondence, documents, specifications, papers, customer lists, lists of business contacts, diskettes and other storage media, drawings, sketches, prints, notebooks, reports and data which are the property of the Company.

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On termination of your employment, the Company will to the extent permitted by law be entitled to deduct from your salary all sums owed by you to the Company or any Associated Company, and by your execution of this letter agreement you consent to the deduction of such sums.

19	Disciplinary and Grievance Procedures

Please refer to your copy of the Disciplinary Dismissal and Appeals Procedure for information about the procedure normally operated by the Company. In the event of alleged misconduct, the Company will be entitled to suspend you forthwith in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. Remuneration will be paid to you during any such suspension. In all disciplinary matters, you will be presented in writing with the totality of the allegations outstanding against you, will be given the right to respond and will have the opportunity to be represented at any disciplinary hearing by a colleague. If you are dissatisfied with any disciplinary or dismissal decision relating to you, you should apply, in writing, to the CEO within 5 working days of the date on which you were notified of the disciplinary decision with which you disagree. Details of the current appeals Procedure are set out in the DDP.

Please refer to your copy of the Grievance Procedure for information about the grievance procedure normally operated by the Company.

20	Confidentiality

You will not, except as authorised or required by your duties, reveal to any Person any confidential information which shall include without limitation all technical, commercial and business and other data and information (including new product plans, invoices, customer correspondence, customer business cards, computer records or mailing, telephone or customer lists) of the Company or its Affiliates, and tangible and intangible property of the Company or its Affiliates (including intellectual property of the Company or its Affiliates or its licensors) related to the products or business of the Company or its Affiliates, trade secrets, designs, devices, inventions, improvements, ideas, strategies, concepts, discoveries, techniques, processes, methods of operation,

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sales and profit figures, know-how, expressions of ideas and systems, software, firmware, microcode, source code and object code, routines, subroutines, and algorithms, structure, sequence and organisation of computer programs, specifications, and other related data, whether or not patentable, or any other information concerning the organisation, business, finances, transactions or affairs of the Company, its Affiliates or their existing or potential customers which may come to your knowledge during the period of your employment with the Company and you will keep with complete secrecy all such and other confidential information entrusted to you and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or any of its Affiliates or their existing or potential customers or its or their business or businesses or may be likely so to do. This restriction will continue to apply after the termination of your employment without limit in point of time but will cease to apply to information or knowledge which may reasonably be said to have come into the public domain other than by reason of breach of the provisions of this letter. This restriction will not apply to information or knowledge which is required to be disclosed by law or in order to take professional advice or by a court of competent jurisdiction.

You will not during the term of your employment with the Company make otherwise than for the benefit of the Company any notes, memoranda or electronically stored information relating to any matter within the scope of the business of the Company, its Affiliates or their existing or potential customers or concerning any of the dealings or affairs of any such company nor will you either during the term of your employment with the Company or afterwards use or permit to be used any such notes or memoranda or information otherwise than for the benefit of the Company, it being the intention of the parties hereto that all such notes, memoranda or information made or stored by you will be the property of the Company and left at its offices upon the termination of your employment with the Company.

21	Proprietary Rights

You acknowledge that any intellectual property rights which arise out of your work for the Company will vest absolutely in the Company (or its nominee) and you undertake

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to execute any required documents and do whatever else may be necessary to vest these rights in the Company even after termination of your employment.

22	Restrictive Covenants

Considering that you have obtained and are likely to obtain in the course of your employment knowledge of trade secrets, know-how, business information or other confidential information relating to the Company’s Business, you agree that you will be bound by the following additional restrictions in order to safeguard such trade secrets, know-how, business information or other confidential information and the goodwill of the Company;

(i)	you will not, during the Restrictive Period, canvass or solicit or endeavour to canvass or solicit away from the Company or any Affiliate, the custom or business of any Person who is or was at any time during the twelve months prior to your Termination Date a client or customer (or a prospective client or customer with whom negotiations are at an advanced stage) of the Company or of any Affiliate and with whom or which you had significant business dealings during the course of your employment in that twelve-month period or in relation to whose requirements you had knowledge of a material kind;

(ii)	you will not, during the Restrictive Period, carry on, set up, engage in or be directly or indirectly interested or concerned (other than holding an interest of not more than five percent (5%) of the outstanding stock of any publicly traded company) in any business or activity carried on or about to be carried on anywhere in the world by any person, in competition with any part of the Company’s Business in which you were actively involved during the course of your employment in the twelve months immediately prior to your Termination Date. This is providing that nothing contained in this sub-Clause (a) (ii) will prohibit your carrying on of, or being engaged, concerned or interested in, any business not in competition with the Company’s Business;

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(iii)	you will not, during the Restrictive Period, entice, solicit or endeavour to entice or solicit away any individual who is employed or engaged by the Company or any Affiliate either as a director or in a managerial or executive or key technical role or who is in possession of confidential information belonging to the Company and/or any Affiliate and with whom you had significant dealings or over whom you exercised control during the course of your employment in the twelve-month period prior to your Termination Date; and

(iv)	you will not during the Restrictive Period, interfere or seek to interfere with the supply to the Company or any Affiliate of any goods or services by any supplier who, during the twelve months preceding your Termination Date, supplied goods or services to the Company or such Affiliate, being a supplier of goods or services with whom during the twelve-month period immediately prior to your Termination Date you had dealings of a material kind in your capacity as an employee or director of the Company, nor will you interfere or seek to interfere with the continuance of such supply or the terms on which such supply has during such period as stated above been made.

Each of the restrictions set out in sub-Clauses (a)(i), (ii), (iii) and (iv) above may be applied separately and independently and all such restrictions will (without prejudice to their generality) apply to any action taken by you, whether as agent, representative, principal, employee or consultant or as a director or other officer of any company or by any company controlled by you and shall include the facilitating of the efforts of any Person engaged in competition with the Company’s Business, including but not limited to providing financial support.

You hereby acknowledge and agree that all of the restrictions contained herein are reasonable and necessary in all the circumstances for the protection of the Company’s legitimate interests and waive any and all defences to the strict enforcement thereof by the Company. In the event that any of the covenants herein contained is held to be unreasonable by reason of the area, duration or type or scope of service covered by

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such covenant, then effect will be given to such covenant in such reduced form as may be decided by any court of competent jurisdiction.

The Company may contact any Person with or for whom you work after your employment with the Company ends for the purpose of enforcing the above covenants, and may send that Person a copy of this letter.

23	Company Policies

In addition to the terms and conditions of this letter agreement, you will be subject to such employee policies and procedures as may be implemented by the Company from time to time and are applicable to you, which will be notified to you, and which are not inconsistent with this letter. Such policies may include mandatory drugs/alcohol testing if deemed necessary by the Company and subject always to applicable laws.

24	Severance

In the event that any condition contained in this contract is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this letter and such void conditions will be deemed to be severable.

25	Data Processing

The Company will hold computer records and personnel files relating to you. These will include your employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details, and other records (which may, where necessary, include sensitive data relating to your health). The Company requires such personal data for personnel, administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. Your right of access to this data is as prescribed under applicable data protection legislation.

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By agreeing to the terms and conditions set out in this letter, you hereby agree and consent that the Company may process personal data relating to you for personnel, administration and management purposes and may, when necessary for those purposes, make such data available to its advisers, to parties providing products and/or services to the Company (including, without limitation IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities including the Revenue Commissioners/Inland Revenue, to any potential purchasers of the Company or its business (on a confidential basis) and as required by law. Further, you hereby agree that the Company may transfer such data to and from Affiliates including Affiliates located outside the European Economic Area.

26	Changes to Benefit Plans

Participation in all Company benefit plans will be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at any time to vary or discontinue any benefit plan, including but not limited to the pension scheme or the Company’s employer contributions in respect thereof. The Company shall also have the right to substitute a new benefit plan for any plan in which you may be eligible to participate. Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

27	No Prior Restriction

You hereby represent to the Company, and covenant and agree, that you are not currently subject to, and shall not during the term of your employment hereunder become subject to, any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which would prohibit you from fully observing and performing your duties and responsibilities to Company or would otherwise in any manner, directly or indirectly, limit or affect (i) the duties and responsibilities which may now or in the future be assigned to you by the Company, or (ii) otherwise prevent you from performing in accordance with the terms and conditions set forth in this letter.

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28.	Collective Agreements

There are no collective agreements which affect the terms of your employment.

29	Governing Law

This letter agreement will be governed by and construed in accordance with the laws of The United Kingdom and the UK courts will have non-exclusive jurisdiction on all matters arising herefrom.

I would be obliged if you could contact me, on receipt of this letter, to advise of your decision regarding acceptance of the Company’s offer of employment on the terms and conditions set out herein. If you choose to accept the offer, please sign the enclosed copy of this letter and return it to me. If there are any questions you wish to ask regarding this letter, please feel free to contact me.

Yours sincerely

/s/ Michael Myers
Michael Myers, CEO
Innocoll Pharmaceuticals

Dated:   29th August 2013

I confirm that I have carefully read and understand the terms and conditions on which the position set out above is offered and I agree to be bound by those terms and conditions.

Signed:	/s/ Gordon Dunn

Date:	29/08/13

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